Exhibit 14

TIAA-CREF LIFE INSURANCE COMPANY

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

Introduction

The honesty, integrity and sound judgment of the principal executive officers, principal financial officers, principal accounting officers or controllers (referred to herein collectively as the “Senior Financial Officers”) of TIAA-CREF Life Insurance Company (“T-C Life”) is fundamental to our reputation and success. Thus, in addition to any other applicable corporate code of conduct, each Senior Financial Officer is subject to this Code of Ethics.

Specific Provisions

Conflicts of Interest. Each Senior Financial Officer should avoid actual or apparent conflicts of interest between personal and professional relationships.

A “conflict of interest” occurs when a Senior Financial Officer’s private interest interferes with the interests of T-C Life. For example, the Officer should not cause TC-Life to take action, or fail to take action, for the personal benefit of the officer rather than the benefit of T-C Life. Other conflicts could occur from outside business activities that detract from an individual’s ability to devote appropriate time and attention to T-C Life. Any questions relating to potential conflict of interest situations should be discussed with the General Counsel.

Complete and Accurate Disclosures. Each Senior Financial Officer is required to be familiar, and comply, with T-C Life’s disclosure controls and procedures so that T-C Life’s documents filed with the SEC comply in all material respects with the applicable federal securities laws. In addition, each Senior Financial Officer having direct or supervisory authority regarding SEC filings or T-C Life’s other public communications should, to the extent appropriate within his or her area of responsibility, consult with other T-C Life officers and employees, or individuals contracted to perform such tasks, and take appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Senior Financial Officer must:

•	Familiarize himself or herself with the disclosure requirements applicable to T-C Life as well as the business and financial operations of T-C Life.

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Not knowingly misrepresent, or cause others to misrepresent, facts about T-C Life to others, whether within or outside T-C Life, including to T-C Life’s internal auditors, independent auditors and to governmental regulators and self-regulatory organizations; and

•	Adhere to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

Reporting and Accountability. Each Senior Financial Officer must:

•	Upon receipt of this Code of Ethics, sign and submit to the T-C Life Audit Committee (or its designee) an acknowledgment stating that he or she has received, read and understands this Code;

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Annually thereafter, submit a form to the T-C Life Audit Committee (or its designee) confirming that he or she has received, read and understands this Code of Ethics and has complied with its requirements;

•	Notify the T-C Life Audit Committee (or its designee) promptly if he or she becomes aware of any existing or potential violation of this Code. Failure to do so is a violation of this Code.

Except as described otherwise below, the T-C Life Audit Committee, in consultation with the T-C Life General Counsel, is responsible for applying this Code to specific situations and has the authority to interpret this Code in any particular situation. The General Counsel shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.

The T-C Life Audit Committee, in consultation with the T-C Life General Counsel, shall have the sole discretionary authority to approve any deviation or waiver from this Code of Ethics for any Senior Financial Officers. Any waiver, including an implicit waiver, shall be promptly disclosed as required either through an SEC filing or through a posting on the corporate Internet Site designated in the T-C Life S-1 filing. Such disclosure shall include a brief description of the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver. For purposes of such disclosure, the term “waiver” means the approval by the T-C Life Audit Committee, in consultation with the T-C Life General Counsel, of a material departure from a provision of this Code of Ethics, and the term “implicit waiver” means the Audit Committee’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics.

T-C Life will promptly disclose any amendment to this Code of Ethics as required in accordance with the SEC’s rules.